                                  DEFINITIONS

1. "Accumulation Unit" means the measure by which the Owner's interest in a Sub-Account is determined before annuity payments begin.

2. "Accumulation Unit Value" means the dollar value of an Accumulation Unit under a Sub-Account as of a Valuation Date.

3. "Annuity Date" means the date on which annuity payments are to begin. The Owner may elect to begin annuity payments on any date within the annuitant's life expectancy and prior to the annuitant's 85th birthday.

4. "Annuity Unit" means a measure of the value of annuity payments under a Variable Annuity Option of the contract.

5. "Certificate Year" means a period of one year computed from the Date of Issue of the Certificate, or from an anniversary of the Date of Issue.

6. "Company" means First Allmerica Financial Life Insurance Company.

7. "Funds" mean any of the investment funds offered under the Contract.

8. "General Account" means all assets of the Company which are not allocated to the Separate Account or any other separate investment accounts of the Company.

9. "Group Annuity Contract" or "Contract" means the Company's Group Annuity Contract No. 100, issued to Fleet National Bank as Trustee of the First Allmerica Financial Life Insurance Company Group Annuity Trust.

10. "Owner" means the individual or entity specified on Page (3) of the Certificate.

11. "Principal Office" means the Company's office located at 440 Lincoln Street, Worcester, Massachusetts, 01653.

12. "Separate Account" means the Company's separate investment account known as Allmerica Select Separate Account. The investment performance of the assets of the Separate Account is determined separately from the other assets of the Company.

13. "Sub-Account" means a subdivision of Allmerica Select Separate Account, the assets of which are invested exclusively in shares of a corresponding Fund.

14. "Surrender Value" means the Accumulated Value of this Certificate (described on page 7) less any applicable surrender charges (as specified on page 10), and Certificate fee (as specified on page 8).

15. "Valuation Date" means the time as of which the values of all units of variable annuity contracts are determined. Valuation Dates occur at the close of business on each day on which the New York Stock Exchange is open for trading.

16. "Valuation Period" means the interval between two consecutive Valuation
Dates.

17. "Written Request" or "Written Notice" means a request or notice in writing satisfactory to the Company and filed at its Principal Office.


Form A3020-94 GRC                     (5)

                     CERTIFICATE OWNERSHIP AND BENEFICIARY

1. Certificate Owner During the lifetime of the Annuitant and prior to the Annuity Date, the Owner will be as shown in the Owner's application unless changed in accordance with the terms of the Contract. On and after the Annuity Date, the Annuitant will be the Owner. Prior to the Annuity Date the Owner may vote at meetings of Certificate owners as provided in the Voting Rights provision. The Owner may exercise all the other rights and options granted in this contract or by the Company, subject to the consent of any irrevocable Beneficiary. The consent of the Annuitant, if the Annuitant is not the Owner, or any revocable Beneficiary is not required for the exercise of any ownership rights.

2. Assignment The Owner may be changed at any time prior to the Annuity Date and while the Annuitant is alive. Only the Owner may assign the rights granted in this Certificate. An absolute assignment will transfer ownership to the assignee. This Certificate may also be collaterally assigned as security. The limitations on ownership rights while the collateral assignment is in force are set forth in the assignment. An assignment will take place only when the Company has received Written Notice and recorded the change at the Principal Office. The Company will not be deemed to know of any assignment of this contract until it has received Written Notice. When recorded, the assignment will take effect as of the date the Written Notice was signed. Any rights created by the change will be subject to any payment made or action taken by the Company before the change was recorded.

The Company will not be responsible for the validity of any assignment or the extent of any assignee's interest. On the Annuity Date the Company may pay to the collateral assignee that portion of the Surrender Value which is due. Such payment will be made in one sum. Any remaining Surrender Value will be paid in one sum to the Owner. Such payment will discharge all liability under this Certificate and the Contract. The interests of the Annuitant and the Beneficiary will be subject to any assignment.

3. Beneficiary The Beneficiary is as named in the application unless changed in accord with the terms of the Contract. All death benefits described in this Certificate will be divided equally among the surviving Beneficiaries, unless the Owner directs otherwise.

Unless the Owner directs otherwise, the interest of a Beneficiary who dies before the Annuitant will pass to any surviving Beneficiaries in proportion to their share in the proceeds. If there is no surviving Beneficiary, the deceased Beneficiary's interest will pass to the Owner.

The Owner may declare the choice of any Beneficiary to be revocable or irrevocable. A revocable Beneficiary may be changed at a later time. An irrevocable Beneficiary must consent in writing to any change. Unless otherwise specifically indicated, the Beneficiary will be considered to be revocable.

4. Change of Beneficiary The Owner may change any Beneficiary, except an irrevocable one, any time while this Certificate is in force. Such change may be made only by Written Request, and will be subject to the rights of any assignee of record. When the Company receives the Request, the change will take place as of the date it was signed, even if the Annuitant or Owner is not living on the date the Company receives the Request. Any rights created by the change will be subject to any payment made or action taken by the Company before the change was recorded.

5. Protection of Proceeds To the extent allowed by law, the proceeds described in this Certificate and any payments made under it will be exempt from attachment by the claims of creditors of the payee. Neither the Annuitant nor the Beneficiary can assign, transfer, commute, anticipate or encumber the proceeds or payments unless given that right by the Owner.

                               ELECTIVE PAYMENTS

1. Elective Payments The initial purchase payment must be at least $10,000 of such smaller amount as meets the Company's then current minimum requirements. Initial purchase payments allocated to the Sub-Accounts will be held in the Money Market Fund for 14 days following the date of issue of this Certificate. After 14 days the payments will be allocated among the Sub-Accounts as specified in the application. Initial payments allocated to the General Account must be at least $500. These payments will be credited on the date received at the Principal Office.


Form A3020-94 GRC                     (6)

ELECTIVE PAYMENTS (Continued from page 6)

Prior to the Annuity Date and while this certificate is in force, the Owner may make additional payments. Each additional payment to the Separate Account must be at least $50. Each additional payment to the General Account must be at least $500. The sum of payments made to all annuity certificates or contracts issued by Allmerica Financial Life to the same annuitant may not exceed $1,000,000. Upon Written Request, the $1,000,000 maximum may be increased to an amount acceptable to the Company under its then current rules.

2. Elective Payment Allocations Elective Payments will be allocated on a percentage basis among the General Account and/or Sub-Accounts as specified by the Owner in his or her application. If a Payment is to be allocated between two or more Sub-Accounts, not less than $50 may be allocated to any one Sub-Account. If the percentage allocation elected by the Owner would result in an allocation of less than $50 to any one such Sub-Accounts, the Company reserves the right to apply such amount to one of the other Sub-Accounts in accordance with Company rules and procedures. If the percentage allocation elected by the Owner would result in an allocation of less than $500 to the General Account, the Company will apply such amount to the Money Market Fund.

The Owner may change the allocation of future Elective Payments at any time on telephone or Written Request.

3. Premium Tax If a premium tax must be paid by the Company as a result of an Elective Payment being credited to this Certificate, such premium tax will be deducted from the Accumulated Value of the Certificate when the Certificate is surrendered or when the Annuity Value to be applied under an annuity option is being determined.

                               CERTIFICATE VALUES

1. Accumulation Unit Values The dollar value of an Accumulation Unit under a Sub-Account as of any Valuation Date is determined by multiplying the dollar value of an Accumulation Unit as of the immediately preceding Valuation Date by the Net Investment Factor for the Valuation Period at the end of which the Accumulation Unit value is being determined.

Accumulation Units are credited to the Certificate for benefits funded by a Sub-Account. The number of Accumulation Units so credited is equal to the specified portion of the Elective Payment divided by the dollar value of an applicable Accumulation Unit as of the Valuation Date such payment is applied.

On any date prior to the Annuity Date the Accumulated Value of this Certificate is the sum of the value of all Separate Account Accumulation Units then credited to the Certificate plus the value of any General Account accumulations.

2. Annuity Unit Values The value of an Annuity Unit under a Sub-Account on any Valuation Date is equal to the value of such Unit on the immediately preceding Valuation Date multiplied by the product of:

(a) a discount factor equivalent to an assumed rate of interest of 3 1/2% per annum; and

(b) the Net Investment Factor of the Sub-Account funding such variable annuity payments for the applicable Valuation Period.

The dollar value of an Annuity Unit as of any date other than a Valuation Date shall be equal to its value as of the immediately preceding Valuation Date.

The dollar amount of each monthly variable annuity payment shall be equal to the number of Annuity Units multiplied by the applicable value of the Annuity Unit, except that under Annuity Option IV-B, monthly annuity payments payable to the surviving payee shall be based upon 2/3rds of the number of Annuity Units which applied during the joint lifetime of the two payees.

3. Adjusted Gross Investment Rate The Adjusted Gross Investment Rate of a Sub-Account for any Valuation Period is equal to:

      (a) (i) the investment income of such Sub-Account for the Valuation Period, plus capital gains and minus capital losses of such Sub-Account for the Valuation Period, whether realized or unrealized; minus

      (ii) an amount for capital gains taxes and any other taxes based on income of, assets in, or the existence of such Sub-Account, whichever may be applicable; divided by

      (b) the amount of such Sub-Account's assets at the beginning of the Valuation Period.

The Adjusted Gross Investment Rate may be positive or negative.


Form A3020-94 GRC                    (7)

CERTIFICATE VALUES (Continued from page 7)

4. Net Investment Rate and Net Investment Factor The Net Investment Rate of a Account for any Valuation Period shall be equal to the Adjusted Gross Investment Rate for such Valuation Period decreased by (a) a factor equivalent to .0125 per annum for mortality and expense risks and (b) a factor equivalent to .0015 per annum for administrative charges associated with each Sub-Account. Such factors may be increased or decreased by the Board of Directors of the Company subject to applicable state and federal laws, but in no event shall they exceed the maximum stated in the Guarantees provision. The Net Investment Factor is
1.000000 plus the Net Investment Rate.

5. Value of Payments allocated to the General Account Payments allocated to the General Account are not converted into Accumulation Units but are credited interest at a rate periodically set by the Company. The interest rate in effect on the date a payment is allocated to the General Account is guaranteed for one year. The last day of the guarantee period is referred to as the Maturity Date. All monies allocated to the General Account on a specific date will be credited with the same rate, regardless of whether they are new payments, transfers or previous payments "maturing". The rate paid on the General Account will not be less than 3 1/2% compounded annually.

At least thirty days prior to a Maturity Date, the Company will notify affected Certificate Owners in writing of the interest guarantee for the following one year period. The Owner may, by written request, elect to keep the maturing amount in the General Account for an additional one year guarantee period or transfer the maturing amount to a Sub-Account in accordance with the transfer rules. Any such request must be received by the Company at least 5 business days prior to the Maturity Date. If such Written Request is not received in the time specified, the affected contract values will be transferred on the maturity date to the Money Market Fund.

The portion of the value of the Certificate allocated to the General Account will be at least equal to the minimum required by the law in the state in which this contract is delivered.

6. Certificate Fee The Company will deduct a $30 Certificate fee on each Certificate anniversary prior to the Annuity Date and on the date the Certificate is surrendered.

Where payments have been allocated to more than one account, the Certificate fee will be deducted from the accumulated value of each account in the same proportion as such value bears to the total Certificate value.

                                   TRANSFERS

The Owner may transfer amounts between the General Account and the Sub-Accounts or among the Sub-Accounts. Transfers will be made pursuant to a Written Request made to the Company's Principal Office. Subject to the restrictions described herein, all transfers shall be made on the Valuation Date coincident with or next following the date the Request is received. Transfers from the General Account to the Sub-Accounts may only be made on the applicable Maturity Date of a payment, which date will be one year after the payment was credited to the General Account. If a requested transfer from any number of Sub-Accounts to the General Account totals less than $500, the transferred amount will be allocated to the Money Market Fund. Transfers from a Sub-Account after the Annuity Date may only be made among those Sub-Accounts used to fund the Variable Annuity Option (See page 12). A transfer is defined as the movement of amounts from any number of Sub-Accounts and the General Account to any number of Sub-Accounts or the General Account on any single day.

The minimum and maximum amounts that may be transferred shall be determined by the Company according to its then current rules. In no event will the Company's rules provide for a minimum transfer of more than $1,000. The maximum transfer amount will not be less than the lesser of $100,000 or 10% of the Certificate Accumulated Value. In addition, the Company reserves the right to limit the number of transfers which may be made in each Certificate Year, however, in no event will the limit be less than six transfers per Certificate Year.

There will be no charge for the first six transfers per Certificate Year. A transfer charge of $25 may be imposed on each additional transfer and deducted from the amount that is transferred. Transfers from the Money Market Fund to any other Sub-Account(s) will never be subject to a charge and, as such, will not be treated as a transfer for purpose of determing whether transfer charges apply. If a transfer would reduce the portion of the value of the Account which the transfer is to be made to less than $500, the Company reserves the right to include such remaining value in the amount transferred.


Form A3020-94 GRC                     (8)

                                   GUARANTEES

The Company makes the following guarantees for this Certificate:

(a) The factors deducted from the Adjusted Gross Investment Rate of a Sub-Account to obtain its Net Investment Rate will not exceed the equivalent of (a) .0125 per annum for mortality and expense risks and (b).0015 per annum for administrative charges.

(b) The Certificate Fee and Surrender Charge will not exceed the amount specified in this Certificate.

(c) The interest rate in effect on the date a payment to the General Account is received at the Principal Office or transferred from a Sub-Account into the General Account is guaranteed for one year.

(d) The dollar amount of variable annuity payments will not be affected by variations in actual mortality experience from the mortality assumptions used in determining the first annuity payment. The Company assumes the risk that actual mortality experience and expenses may exceed the maximum charges made to cover such mortality and expenses. If actual mortality experience and expenses exceed the amounts provided for such costs, the Company will absorb the resultant losses. If actual mortality experience and expenses are less than the amounts provided for such costs, the difference will be profit to the Company.

                  CERTIFICATE SURRENDER - PARTIAL REDEMPTIONS

1. Surrender Privilege The Owner may, by Written Request, surrender this Certificate for its Surrender Value prior to the Annuity Date. The Surrender Value will be based on the Accumulated Value of the Certificate as of the Valuation Dated coincident with or next following the date the Company receives the Written Request at its Principal Office.

The Surrender Value for amounts allocated to the Separate Account shall be paid within 7 days (plus any period of extension under applicable laws, rules and regulations governing the redemption of variable annuities) from the date of receipt of such Written Request.

The Surrender Value for amounts allocated to the General Account shall normally be paid within 7 days from the date of receipt of such Written Request; however, the Company may defer payment for up to 6 months from the date when the Written Request is received. If payment of amounts allocated to the General Account is not mailed or delivered within 10 days from the date of receipt of such Written Request, the amount deferred will earn interest during the period of deferment at a rate not less than 3 1/2%, however no interest shall be paid if such interest is less than $25 or the delay is pursuant to New York law. When surrendered, this Certificate terminates. The Company will then have no further liability under this Certificate or under the Contract.

2. Partial Redemption Privilege The Owner may, by Written Request, redeem a part of the Accumulated Value of this Certificate, subject to the terms of this provision. This privilege may be exercised before the Annuity Date and before the Annuitant's death.

The amount of each Partial Redemption must be at least $200. No Partial Redemption will be permitted if less than $1,000 would remain credited to the Certificate after payment of the amount requested to be redeemed and deduction of any applicable charge.

The Written Request must indicate the dollar amount to be paid and should specify the account(s) from which value(s) is/are to be redeemed. Amounts must first be redeemed from monies held in the Sub-Accounts before amounts allocated to the General Account may be withdrawn. If a Partial Redemption is requested, the dollar amount of the request will be paid to the Owner. In addition, the amount of any applicable Redemption Charge will be deducted from the Certificate Accumulated Value on a last-in, first-out basis. The time limits of the Surrender Privilege provision will apply to Partial Redemptions.

3. Ten Percent Withdrawal After the first Certificate Year, Partial Redemptions not in excess of (a) less (b) below may be made free of any Redemption Charge:

(a) ten percent of the Certificate Accumulated Value as of December 31 of the prior calendar year;

(b) the total amount of any prior Partial Redemptions to which no Redemption Charge was applied during the same calendar year.

Any amounts redeemed in excess of (a) less (b) will be subject to a Redemption Charge. This right shall be noncumulative from calendar year to calendar year.


Form A3020-94 GRC                     (9)

SURRENDER - PARTIAL REDEMPTIONS (continued from page 9)

4. Life Expectancy Distribution (LED) After the first Certificate Year and prior to the Annuity Date, the amount of the life expectancy distributions available under the Company's then current life expectancy distribution rules that exceeds the Ten Percent withdrawal amount may be withdrawn without charge. LED amounts withdrawn during the first Certificate Year will be subject to the applicable redemption charge. LED is available only if the Owner and Annuitant are the same individual.

LED distributions will cease on the Annuity Date. The Owner must surrender this Certificate on the Annuity Date or choose an annuity option to commence on such date. If the Owner does not choose an annuity option, Option I described on page
(13) will apply.

5. Surrender and Redemption Charge If the Owner surrenders the Certificate or takes a Partial Redemption before the Annuity Date and while the Certificate is in force, a withdrawal charge may be imposed.

First, to determine this charge, the Company will deduct the sum of all prior partial redemptions, excluding any LED amounts, from the payments made to date in the order that such payments were received, beginning with the oldest payment.

Second, the Company will then withdraw any amounts available to be redeemed without charge for the current calendar year in accordance with the 10% Withdrawal privilege. This amount will then be deducted from the remaining payments in the order that such payments were received.

Third, the Company will withdraw any amounts available to be redeemed without charge under the LED provision.

Fourth, the Company will make withdrawals from the remaining payments in the order that they were received and will compute any applicable charges in accordance with the following table of surrender charges until the total amount withdrawn equals the amount of the partial withdrawal plus the withdrawal charge or until all remaining payments have been exhausted:


              Years Measured From           Charge As A
                 Date of Payment          Percentage Of the
              To Date of Withdrawal      Payments Withdrawn
            -------------------------  ----------------------
                  More than 7                 No Charge
                       7                         1%
                       6                         2%
                       5                         3%
                       4                         4%
                       3                         5%
                       2                         6%
                       1                        6.5%

The withdrawal charge will then be deducted from the Certificate Accumulated Value on a last-in first-out basis.

                                 DEATH BENEFITS

If the Annuitant dies while this Certificate is in force prior to the Annuity Date, the Company, upon receipt at its Principal Office of due proof of the Annuitant's death, will pay as a Death Benefit the greatest of:

(a) The Accumulated Value of this Certificate as of the Valuation Date coincident with or next following the date of receipt by the Company at its Principal Office of due proof of the Annuitant's death;

(b) The sum of the gross Elective Payments made under this Certificate, less the amount of all partial redemptions; or

(c) The minimum Death Benefit that would have been payable on the most recent fifth year Certificate anniversary, plus any payments made after that date and less any withdrawals taken after that date.


Form A3020-94 GRC                     (10)

DEATH BENEFITS (continued from page 10)

The Death Benefit is payable to the Beneficiary in one sum. Payment will be made within 7 days of the date on which due proof of death is received at the Company's Principal Office. In lieu of such payment the Beneficiary may, by Written Request, elect that:

(a) payment of the one sum be delayed for a period not to exceed 5 years from the date of the Annuitant's death;

(b) the Death Benefit be paid in installments. Installments must begin within one year from the date of the Annuitant's death and must be payable over a period certain not extending beyond the life expectancy of the Beneficiary; or

(c) all or a portion of the Death Benefit be used to provide an annuity for the Beneficiary. Annuity benefits must begin within one year from the date of the Annuitant's death. Benefits must be payable over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary.

If the Annuitant dies prior to the Annuity Date while this Certificate is in force leaving his or her spouse as Beneficiary, and the Annuitant is also the Owner, at the Written Request of the Beneficiary:

(a) the Beneficiary will become the Owner;

(b) the Beneficiary will become the Annuitant; and

(c) all other rights and benefits provided in this Certificate and in the Contract will continue.

This option may only be elected upon the death of the Annuitant named at Date of Issue.

If the Annuitant dies on or after the Annuity Date but before the completion of all guaranteed annuity payments, any remaining payments will be paid to the Beneficiary. These remaining payments must be paid at least as rapidly as under the payment option in effect on the date of the Annuitant's death. If there is more than one Beneficiary, the Death Benefit will be paid in one sum. This sum will be the commuted value of any unpaid payments certain; commuted as of the Valuation Date coincident with or next following receipt by the Company at its Principal Office of due proof of death. Such commuted value will be computed on the basis of the interest rate used in the determination of the annuity benefit.

If the Owner predeceases the Annuitant prior to the Annuity Date, while this Certificate is in force, the Company will pay as a Death Benefit the Accumulated Value of the Certificate as of the Valuation Date coincident with or next following the date on which due proof of the Owner's death is received at the Company's Principal Office. The Death Benefit is payable to the Beneficiary in one sum and will be made within 7 days of the date due proof of death is received. In lieu of such payment the Beneficiary may, by Written Request, elect that:

(a) payment of the one sum be delayed for a period not to exceed 5 years from the date of the Owner's death;

(b) the Death Benefit be paid in installments. Installments must begin within one year from the date of the Owner's death and must be payable over a period certain not extending beyond the life expectancy of the Beneficiary;

(c) all or a portion of the Death Benefit be used to provide an annuity for the Beneficiary. Annuity benefits must begin within one year from the date of the Owner's death. Benefits must be payable over the life of the Beneficiary; or

(d) the Beneficiary will continue the Certificate is force as the new Owner in the event that the Beneficiary is the deceased Owner's spouse. All other rights and benefits provided in this Certificate and in the Contract will continue except that any subsequent spouse of the new Owner, if named as beneficiary, will not be entitled to continue the Certificate in force as Owner.

Annuity benefits will be provided in accord with the Annuity Options described in this Certificate.


Form A3020-94 GRC                    (11)

                                ANNUITY OPTIONS

1. Annuity Benefit The Owner may choose the form of benefit to be paid to the Annuitant. The benefit will be limited to the Annuity Options set forth below, and any other option offered by the Company under the Contract.

If the Owner does not choose an option, Option I will apply.

This Certificate will be endorsed on the Annuity Date. The endorsement will set forth the benefits payable to the Annuitant.

2. Funding of Annuity Options Variable Annuity Options may be funded through the Money Market Fund, the Investment Grade Income Fund and the Growth and Income Fund unless otherwise changed by endorsement. All Fixed Annuity Options are funded through the General Account.

3. Death Benefit Annuity The Owner may direct that all or part of any Death Benefit payable before the Annuity Date be paid to the Beneficiary under one or more of the Annuity Options described in this Certificate or offered by the Company under the Contract.

If the Annuitant dies before the Annuity Date and before the Owner has chosen an Annuity Option, the Beneficiary may choose an option.

A corporate or fiduciary Beneficiary may choose only Option V or X.

4. Proof of Age and Survival of Payee Proof of the payee's date of birth is a condition precedent to payment of any annuity benefits. The proof must be satisfactory to the Company, and must be received at its Principal Office.

The Company may require evidence that a payee is living. Such evidence must be satisfactory to the Company and may be required before any annuity payment is made.

5. Minimum Payments Every Annuity Option may be paid on a monthly, quarterly, semiannual or annual basis. The initial payment must be at least equivalent to $20 a month. If the chosen option does not produce an initial payment at least equivalent to $20 a month, the Surrender Value or Death Benefit will be paid in one sum. A single payment of the Surrender Value will be made to the Owner. A single payment of the Death Benefit will be made to the Beneficiary.

The Annuity Value may be divided and applied to provide both a variable and fixed annuity benefit, except that the amount so applied to each form of benefit must produce the equivalent of an initial monthly payment of at least $20.

6. Payment Period Annuity payments to any payee shall cease with the last payment due prior to the date of death of such payee (or surviving payee in the case of joint payees) or with the later completion of all guaranteed payments, as the case may be.

7. Number of Variable Annuity Units The number of Variable Annuity Units determining the annuity benefits payable hereunder shall be equal to the dollar amount of the first equivalent monthly benefit divided by the value of the Variable Annuity Unit as of the Valuation Date used to calculate the dollar amount of the first payment. Once payments have begun, the number of Variable Annuity Units will remain fixed unless a split has been made as herein provided.

8. Annuity Value The Annuity Value to be applied under an Annuity Option will be the amount described below; less any applicable premium taxes payable by the Company as a result of the Annuity Option selection:

(a) If Option V is chosen with a duration of 10 or more years--the Accumulated Value. If Option X is chosen or Option V, with a duration of less than 10 years--the Surrender Value.

(b) If Option I, II, III, IV-A, IV-B, VI, VII, VIII, IX-A, IX-B or any other Option offered by the Company involving a life contingency is chosen--the Accumulated Value.

(c) If a Death Benefit Annuity is payable at any time--the amount of the Death Benefit.

The amount applied under a Variable Annuity Option will be based on the Certificate Accumulation Unit value on a Valuation Date not more than four weeks (uniformly applied) preceding the Annuity Date.


Form A3020-94 GRC                     (12)

                         DESCRIPTION OF ANNUITY OPTIONS

1. Annuity Payments The amount of the first payment under Options I through III and VI through VIII will be determined on the basis of:

(a) the age nearest birthday of the payee on the Annuity Date;

(b) the Annuity Value applied under the Option; and

(c) sex of the payee.

The amount of the first annuity payment under Options IV-A, IV-B, IX-A and IX-B will be determined on the basis of:

(a) the Adjusted Ages of the payees on the Annuity Date;

(b) the Annuity Value applied under the Option; and

(c) the sexes of the payees.

The amount of the first payment under Options V and X will be based on the number of years certain selected and the Annuity Value applied.

The amount of each subsequent payment under Options I, II, III, IV-A, IV-B and V will vary in accordance with the value of the Variable Annuity Units. The amount of each subsequent payment under Options VI through VIII, IX-A, IX-B, and X will be in the same amount as the first payment; except that under Option IX-B, after the death of the first payee, the amount of each payment to the surviving payee shall be 2/3rds of the amount of the first payment.

All Annuity Options are based on an interest rate of 3 1/2% per annum.

2. Rates The first payment under an Annuity Option for each $1,000 of Annuity Value applied will be the greater of:

(a) the rate per $1,000 of Annuity Value applied specified in the Company's published Non-Guaranteed Current Annuity Option rates applicable to this class of contracts; or

(b) the rate set forth in this contract for the applicable Annuity Option.

3. Brief Description of Options

OPTIONS I AND VI--VARIABLE OR FIXED LIFE
ANNUITY WITH THE EQUIVALENT OF 120
MONTHLY PAYMENTS GUARANTEED

Annuity payments during the life of the payee. If the payee dies before the equivalent of 120 monthly payments have been made, the payments will continue to the Beneficiary until the equivalent of 120 monthly payments have been made.

OPTIONS II AND VII--VARIABLE OR FIXED LIFE ANNUITY

Annuity payments during the life of the payee.

OPTIONS III AND VIII--UNIT REFUND VARIABLE OR FIXED LIFE ANNUITY

Payments during the life of the payee. If the payee dies, the payments continue to the Beneficiary if (a) exceeds (b) below.

(a) the dollar amount of the Annuity Value applied under this option, divided by the first annuity payment.

(b) the number of annuity payments made under this option before the death of the payee.

If (a) exceeds (b), the annuity payments will continue until the total number of payments equals the number determined in (a).


Form A3020-94 GRC                    (13)

DESCRIPTION OF ANNUITY OPTIONS (continued from page 13)

OPTIONS IV-A AND IX-A--JOINT AND SURVIVOR
VARIABLE OR FIXED LIFE ANNUITY

Annuity payments jointly to two payees during their joint lives. One of the payees must be the Annuitant. If this option is chosen after the Annuitant dies, one of the payees must be the Beneficiary. The payments will continue during the life of the survivor. The annuity payments to the survivor will be the same amount which was paid during the joint lives of the two payees.

OPTIONS IV-B AND IX-B--JOINT AND TWO-
THIRDS SURVIVOR VARIABLE OR FIXED LIFE
ANNUITY

Annuity payments jointly to two payees during their joint lives. One of the payees must be the Annuitant. If this option is chosen after the Annuitant dies, one of the payees must be the Beneficiary. The payments will continue during the life of the survivor. The annuity payment to the survivor will be 2/3rds of the amount which was paid during the joint lives of the two payees.

OPTIONS V AND X--VARIABLE OR FIXED
ANNUITY CERTAIN

Annuity payments for a number of years. The number of years selected may be from 1 to 30.


Form A3020-94 GRC                     (14)

=============================Annuity Option Tables==============================

           Showing Amount of First Monthly Annuity Benefit Payment
                   For Each $1,000 of Annuity Value Applied
--------------------------------------------------------------------------------
     Age        Option I--variable   Option II-Variable    Option III--Variable
   Nearest       OPTION VI-Fixed      OPTION VII-Fixed       OPTION VIII-Fixed
   Birthday
--------------------------------------------------------------------------------
                   Life Annuity                                Unit Refund
                  with 120 Monthly         Life                   Life
                Payments Guaranteed       Annuity                Annuity
              ------------------------------------------------------------------
MALE
     50               4.37                 4.41                   4.26
     51               4.43                 4.48                   4.32
     52               4.50                 4.55                   4.38
     53               4.58                 4.63                   4.45
     54               4.65                 4.71                   4.51
     55               4.73                 4.80                   4.58
     56               4.82                 4.89                   4.66
     57               4.91                 4.98                   4.74
     58               5.00                 5.09                   4.82
     59               5.10                 5.20                   4.90
     60               5.20                 5.32                   4.99
     61               5.31                 5.44                   5.09
     62               5.43                 5.58                   5.19
     63               5.55                 5.72                   5.29
     64               5.67                 5.87                   5.40
     65               5.81                 6.04                   5.52
     66               5.94                 6.22                   5.64
     67               6.09                 6.40                   5.77
     68               6.24                 6.60                   5.91
     69               6.39                 6.82                   6.05
     70               6.55                 7.05                   6.20
     71               6.71                 7.29                   6.36
     72               6.87                 7.55                   6.52
     73               7.04                 7.82                   6.70
     74               7.21                 8.12                   6.88
     75               7.38                 8.43                   7.07
FEMALE
     50               4.04                 4.05                   3.98
     51               4.09                 4.11                   4.03
     52               4.14                 4.16                   4.08
     53               4.20                 4.22                   4.13
     54               4.26                 4.29                   4.19
     55               4.33                 4.35                   4.25
     56               4.40                 4.42                   4.31
     57               4.47                 4.50                   4.37
     58               4.54                 4.58                   4.44
     59               4.62                 4.66                   4.51
     60               4.71                 4.75                   4.58
     61               4.79                 4.85                   4.66
     62               4.89                 4.95                   4.75
     63               4.99                 5.06                   4.83
     64               5.09                 5.18                   4.93
     65               5.20                 5.30                   5.02
     66               5.32                 5.43                   5.13
     67               5.44                 5.57                   5.23
     68               5.57                 5.72                   5.35
     69               5.71                 5.88                   5.47
     70               5.86                 6.06                   5.60
     71               6.01                 6.25                   5.74
     72               6.17                 6.45                   5.88
     73               6.33                 6.67                   6.03
     74               6.51                 6.91                   6.20
     75               6.69                 7.17                   6.37
--------------------------------------------------------------------------------


Form A3020-94 GRC                    (15)                 (Continued on page 16)

=======================Annuity Option Tables (Continued)========================

-------------------------------------------------------------------------------
                              Option IV-A-Variable
                                Option IX-A-Fixed
                               Joint and Survivor
                                  Life Annuity
                                      MALE
--------------------------------------------------------------------------------
                     50    55    60    65    70    75    80
--------------------------------------------------------------------------------

                50  3.70  3.77  3.82  3.86  3.89  3.91  3.93

                55        3.92  4.01  4.08  4.14  4.17  4.20
             F
             E  60              4.22  4.34  4.43  4.50  4.54
             M
             A  65                    4.61  4.77  4.90  4.98
             L
             E  70                          5.16  5.38  5.54

                75                                5.92  6.23

                80                                      7.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              Option IV-B-Variable
                                Option IX-B-Fixed
                          Joint and Two Thirds Survivor
                                  Life Annuity
                                      MALE
--------------------------------------------------------------------------------
                     50    55    60    65    70    75    80
--------------------------------------------------------------------------------

                50  4.03  4.16  4.31  4.47  4.65  4.83  5.02

                55        4.33  4.50  4.69  4.89  5.10  5.32
             F
             E  60              4.72  4.95  5.19  5.44  5.69
             M
             A  65                    5.25  5.55  5.87  6.18
             L
             E  70                          5.99  6.39  6.79

                75                                7.03  7.57

                80                                      8.50
--------------------------------------------------------------------------------

Rates for Age combinations not shown will be furnished by the Company upon request.


Form A3020-94 GRC                     (16)                (Continued on page 17)

========================Annuity Option Tables (Continued)=======================

                  --------------------------------------------
                       OPTION V-Variable (Noncommutable)
                                 OPTION X-Fixed
                  --------------------------------------------
                                            Annuity Certain
                    Number of               for a specified
                    Years Certain           Number of Years
                  --------------------------------------------
                          1                      84.65
                          2                      43.05
                          3                      29.19
                          4                      22.27
                          5                      18.12

                          6                      15.35
                          7                      13.38
                          8                      11.90
                          9                      10.75
                         10                       9.83

                         11                       9.09
                         12                       8.46
                         13                       7.94
                         14                       7.49
                         15                       7.10

                         16                       6.76
                         17                       6.47
                         18                       6.20
                         19                       5.97
                         20                       5.75

                         21                       5.56
                         22                       5.39
                         23                       5.24
                         24                       5.09
                         25                       4.96

                         26                       4.84
                         27                       4.73
                         28                       4.63
                         29                       4.53
                         30                       4.45
                  --------------------------------------------



Form A3020-94 GRC                     (17)

                               GENERAL PROVISIONS

1. Entire Contract This certificate and the individual applications of the Participant-Owners constitute the entire contract between the parties. All statements made by the Participant-Owners shall be deemed representations and not warranties and no such statement shall be used in any contest unless it is contained in a written signed application nor, if such statement was made by a Participant-Owner, unless a copy of the application containing such statement is, or has been, furnished to such Participant-Owner or to his or her Beneficiary. This certificate is delivered in and governed by the laws of New York. At issue, this certificate is incorporated into and becomes a part of the Company's Group Variable Annuity Contract No. 100.

2. Misstatement of Age or Sex If a payee's age or sex is misstated, the Company will adjust all annuity benefits to those that the Annuity Value applied would have purchased at the correct age or sex. Any underpayments already made by the Company will be made up immediately. Any overpayments made by the Company will be charged against the benefits due after the adjustment.

3. Modifications Agents are not authorized to modify this Certificate or the Contract nor are they authorized to extend the time or modify conditions for making payments. Upon notice to the Owner, the Certificate may be modified by the Company as required to assure continued compliance with applicable federal and state laws, regulations and rulings.

4. Change of Annuity Date The Owner may elect to change the Annuity Date at any time by Written Request. Such request must be received at the Company's Principal Office at least one month before the new Annuity Date and must be the first day of any month;

(a) on or after the Annuitant's 50th birthday; and

(b) before the Annuitant's 85th birthday.

The Annuity Date must be within the life expectancy of the Annuitant. The Company shall determine such expectancy at the time a change in Annuity Date is requested.

5. Annual Report The Company will furnish an annual report to the Owner containing a statement of the number and value of all Separate Account Accumulation Units credited to the Certificate, plus the value of any General Account accumulations credited to the Certificate, and any other information required by applicable law, rules and regulations.

6. Addition, Deletion, or Substitution of Investments The Company reserves the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares of a Fund that are held by the Sub-Accounts or that the Sub-Accounts may purchase. The Company reserves the right to eliminate the shares of any Fund if the shares of a Fund are no longer available for investment or if, in the Company's judgment, further investment in any eligible Fund should become inappropriate in view of the purposes of the Sub-Accounts.

The Company will not substitute shares attributable to any interest in a Sub-Account without notice to the Owner and any prior approval of the Securities and Exchange Commission required by the Investment Company Act of 1940. This shall not prevent the Separate Account from purchasing other securities for other series or classes of contracts, or from permitting a conversion between series or classes of contracts on the basis of requests made by owners.


Form A3020-94 GRC                     (18)

GENERAL PROVISIONS (continued from page 18)

The Company reserves the right to establish additional Sub-Accounts and to make such Sub-Accounts available to any class or series of contracts as the Company deems appropriate. Each new Sub-Account would invest in a new investment company or in shares of another open-end investment company. Subject to obtaining any required approvals or any consents required by applicable law, the Company also reserves the right to eliminate or combine existing Sub-Accounts and to transfer the assets of one or more Sub-Accounts to any other Sub-Accounts.

In the event of any substitution or change, the Company may, by appropriate endorsement, make such changes in this and other Certificates as may be necessary or appropriate to reflect the substitution or change. If the Company considers it to be in the best interests of contract holders, the Separate Account or any Sub-Account(s) may be operated as a management company under the Investment Company Act of 1940, or it may be deregistered under that Act in the event registration is no longer required, or it may be combined with other separate accounts of the Company. No material changes in the investment policy of the Separate Account or any Sub-Account(s) will be made without approval pursuant to the applicable insurance laws of the State of New York.

6. Change of Name Subject to compliance with applicable law, the Company reserves the right to change the names of the Separate Account or the Sub-Accounts.

7. Federal Tax Considerations The Company intends to make a charge for any effect which the income, assets or existence of the Separate Account may have upon its tax. The Separate Account presently is not subject to tax, but the Company reserves the right to assess a charge for taxes if the Separate Account at any time becomes subject to tax.

8. Splitting of Units Subject to the prior approval of the Superintendent of Insurance, the Company reserves the right to split the value of an Accumulation Unit, an Annuity Unit, or both, if such action is deemed to be in the best interest of the Owners, the Annuitants and the Company. In effecting any such split of unit value, strict equity will be preserved and such split will have no material effect upon the benefits, provisions or investment return of this policy or upon the Owner, the Annuitant, any Beneficiary, or the Company. A split may be effected either to increase or decrease the number of units.

9. Insulation of Separate Account The investment performance of assets of the Separate Account is determined separately from the other assets of the Company. The assets of the Separate Account are not chargeable with liabilities arising out of any other business which the Company may conduct.


Form A3020-94 GRC                     (19)

                             NOTICE - VOTING RIGHTS

Each Owner is entitled to vote at meetings of Owners of those Sub-Accounts to which payments are currently allocated under this Certificate; provided, however, that after the Annuity Date only the Annuitant shall have the right to vote at such meetings.

Prior to the Annuity Date, the number of votes which an Owner may cast at a meeting of Sub-Account Owners shall be determined by dividing the dollar value of the Accumulation Units of the Sub-Account by the net asset value of one Fund share.

After the Annuity Date, an Annuitant under a variable annuity option may cast the number of votes equal to:

(i) the amount of the reserve held in each Sub-Account to meet the annuity obligations related to such Annuitant; divided by

(ii) the value of an applicable Accumulation Unit as of the record date for the meeting.

Proper written notice of such meetings, as required by law, shall be given to each Owner or Annuitant.

Owners and Annuitants entitled to vote, and the number of votes which each may cast, shall be determined as of a record date within 90 days of the date of the meeting. To be entitled to vote, a contract Owner must be an Owner on both the record date as of which the number of votes is determined and the date of the meeting. In determining the number of votes a person may cast, fractional votes shall be disregarded.

Elective Payment Variable Annuity Contract Certificate. Annuity Benefit payable to Annuitant commencing at Annuity Date. Death Benefit payable at death of Annuitant prior to Annuity Date. Non-Participating.


Form A3020-94 GRC                     (20)